Exhibit 99.2

Wheeler Real Estate Investment Trust, Inc. Purchases 887,917-SF JANAF Shopping Yard in

Norfolk for $85.65 Million

Region’s Largest Retail Transaction in Five Years

FOR IMMEDIATE RELEASE

Media Contact: Cindy Mackey, 757-754-4553, cindy@thinkotto.com

NORFOLK, Va. – January 22, 2018 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR), a fully-integrated, self-managed commercial real estate investment company with a primary focus on grocery-anchored centers, announced today that WHLR-JANAF, LLC, a wholly-owned subsidiary, has purchased JANAF Shopping Yard, an 887,917-square-foot shopping destination in Norfolk for $85.65 million.

JANAF is the largest open-air shopping center in the region, and this transaction is the largest non-mall retail sale in the past five years, according to broker Ryan Sciullo with CBRE who along with Bill Kent handled the sale. JANAF Shopping Yard was one of the first large suburban shopping centers in the United States when it opened to the public in 1959. The property’s original investment group was composed of retired and active-duty military personnel who aptly named the center JANAF an acronym for Joint Army Navy Air Force.

“JANAF Shopping Yard is a key shopping district serving Southside Hampton Roads and this growing area is attracting robust investment,” said Mayor Kenneth Cooper Alexander. “The City’s vision for this area is building on various assets and will play an important role in defining our future. We appreciate that Wheeler is increasing its corporate portfolio to include one of Norfolk’s commercial destinations. And, we are proud to have local ownership of this valuable asset.”

Jon S. Wheeler, chairman and chief executive officer of Wheeler, stated, “JANAF is an iconic property located nine miles from our corporate headquarters. This asset aligns perfectly with our business strategy of owning the dominant center in secondary and tertiary markets. We expect JANAF to be a long-term play for WHLR as we believe there is tremendous value in the underlying real estate. ”

The location of JANAF Shopping Yard makes it one of the most desirable in Hampton Roads. It is located at the intersection of Military Highway and Virginia Beach Blvd., which is one of the most traveled intersections with high traffic counts, and it is easily accessible to both Interstates 64 and 264. JANAF draws customers from a 25-mile radius.

“The area surrounding JANAF Shopping Yard is going through an economic boom with the recent opening of the Norfolk Premium Outlets and with IKEA’s second store in Virginia, making this area the premier retail destination in the region capable of drawing shoppers from a 75-mile radius,” said Chuck Rigney, Director of Economic Development. “In addition, transportation infrastructure improvements on Military Highway as well as on I-264 are underway, accommodating our region’s resident and tourists with more modern accessibility and direct access.”

“We partnered with Norfolk Economic Development on a previous development in the Berkley section of Norfolk,” added Wheeler. “We continue to enjoy a very strong relationship and look forward to working with the City to continue the success of this mile-long retail destination.”

About JANAF Shopping Yard

Since its inception, JANAF Shopping Yard has undergone numerous transformations with the last major renovation in 2006. As of September 30, 2017, it is 94% occupied and includes an outstanding assortment of major retailers including BJ’s Wholesale Club and Fuel Center (151,345 square feet);

T.J. Maxx (37,383 square feet); Petco (17,000 square feet); Wawa (7,240 square feet); and Big Lots (42,500 square feet). Service and necessity providers such as the United States Postal Service, SunTrust Bank and others are also tenants that serve the surrounding community.

JANAF is also home to a number of national restaurants including Qdoba, Subway, Hooters, Burger King, Little Caesars, Logan’s Roadhouse, Olive Garden, Cici’s, Panera Bread, Popeyes, Applebee’s and Firehouse Subs. Additionally, there is a six-stall Tesla Supercharging Station. The next closest locations are nearly 100 miles or more from Norfolk.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, Va., Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the company’s corporate website: www.whlr.us.

Click here to view a video on JANAF Shopping Yard https://vimeo.com/246146660

Forward-looking Statement

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding the Company’s ability to successfully (a) secure new tenants, (b) implement its business plan and strategy and (c) the Company’s ability to maintain a long-term relationship with the City of Norfolk are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

###